EXHIBIT 10.1

Execution Version

MODIFICATION AGREEMENT

This Modification Agreement (this “Modification Agreement”), dated as of December 29, 2022, by and between TPCO Holding Corp., f/k/a “Subversive Capital Acquisition Corp.” (“TPCO”) and ROC Nation LLC (“ROC” and together with TPCO, the “Parties”, and each, a “Party”).

Recitals

WHEREAS, the Parties are parties to that certain Binding Heads of Terms Agreement, dated November 24, 2020 (the “Agreement”) setting forth the terms and conditions of the strategic relationship between ROC and TPCO with respect to ROC’s promotion, marketing and advertising of the Cannabis brands and related products of TPCO and its subsidiaries (the “Strategic Relationship”); and

WHEREAS, the Parties hereto desire to terminate certain aspects of the Agreement and the Strategic Relationship, effective on the date hereof, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Modification Agreement have the respective meanings assigned to them in the Agreement.

2. Termination of Certain Provisions. Effective on the date hereof, the Parties agree that except for the obligations set forth in Sections 5 and 6 of the Agreement, which shall survive indefinitely and the section of Exhibit A to the Agreement entitled “Exclusivity and Non- Competition”, which shall survive only until the date that is six months after the date hereof (and shall automatically terminate and cease to be in effect as of such date) (the “Restricted Period” and such sections, collectively, the “Surviving Sections”), all other terms and provisions of the Agreement are hereby satisfied, terminated, void and shall have no further force nor effect.

3. Share Surrender. ROC hereby transfers, assigns and surrenders to TPCO 4,865,939 shares of common stock of TPCO held by ROC (the “Common Stock”), and TPCO hereby accepts such surrender. ROC will receive no payment for the surrendered Common Stock.

4. Further Assurances. ROC hereby represents and warrants to TPCO that (a) it is the beneficial and legal owner of the Common Stock, which is free and clear of all liens, charges, encumbrances, and any other rights of others excepting only (i) restrictions at law and

(ii) transfer restrictions under lock-up agreements with the Company (“Permitted Restrictions”),

(b) other than the Permitted Restrictions, there is no contract, option, or other right of a third party binding, or which at any time in the future may become binding, upon ROC to sell, transfer, assign, pledge, charge, mortgage, or in any other way dispose of or encumber any of the Common Stock, other than pursuant to the terms of this Modification Agreement, and (c) ROC

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will take all actions reasonably necessary to further evidence the surrender and transfer of the Common Stock to TPCO, including without limitation the execution of any assignment, stock power, or other document to reflect the surrender on the books of TPCO and its transfer agent.

5. Continued Relationship.

(a) The Parties hereby agree to formalize, work together in good faith, and publicly announce an official collaboration focused on resolving the issues of social equity associated with the harms created by the prohibition of cannabis and the ‘war on drugs’ generally, which collaboration will be designed to empower entrepreneurs of underserved communities and support and provide a platform to like-minded philanthropic third-party organizations (the “Collaboration”). Without limiting the generality of the foregoing, for at least the three-year period beginning on the date hereof,

(i) ROC agrees that it will, and will cause its controlled affiliates to, invite TPCO to participate in any social equity conferences or events hosted by ROC or its controlled affiliates, and (ii) TPCO will invite ROC and its affiliated entities and roster of artists to participate in events hosted by it that are designed to right the wrongs of cannabis prohibition for people of color and those otherwise inappropriately marginalized.

(b) For a period of three (3) years after the date hereof, ROC will undertake in good faith to continue to introduce various ROC partners and artists to TPCO and its subsidiaries and, if an agreement is reached between TPCO and any such partner or artist, where appropriate develop and support such potential relationships. ROC shall use its judgment and comply with its duties to its clients in determining when and which artists to introduce in this regard.

(c) If reasonably requested by TPCO, ROC will agree to extend that certain Lock-Up Agreement, dated January 29, 2022 (the “Lock-up Agreement”), between TPCO and ROC for an additional 12-month period, subject to shareholders representing 100% of the members of the Board of Directors of TPCO doing the same as well a number of common stock of the Company not materially less than that which was subject to a similar lock-up in effect prior to the date hereof. ROC further acknowledges and agrees that the Lock-up Agreement continues in full force and effect in accordance with its terms notwithstanding any terms to the contrary included therein, including Section 3.1(a) thereof, or this Modification Agreement. Notwithstanding the foregoing, the Company waives and releases all existing lock-ups to the extent necessary to permit the transfer of shares by ROC to TPCO in connection herewith.

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6. Mutual Release.

(a) In consideration of the covenants, agreements and undertakings of the Parties under this Modification Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) hereby releases, waives and forever discharges (collectively, “Releases”) the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Modification Agreement arising out of or relating to the Agreement or otherwise from any cause or event, except, for the avoidance of doubt, this release shall not apply to any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Modification Agreement or for the Surviving Sections under the Agreement. For the avoidance of doubt, nothing herein shall be deemed to be a Release by any Releasor and “Claims” shall not include any Claims for indemnification or for insurance coverage pertaining to any acts or omissions as an officer, directors or other representative of the Company, whether at law, under the by-law or organizational documents of the Company or otherwise.

(b) Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 6, and which, if known at the time of signing this Modification Agreement, may have affected this Modification Agreement and such Party’s decision to enter into it and grant the release contained in this Section 6. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 6, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

(c) In furtherance of the foregoing, each Party acknowledges and agrees that it is such Party’s intention to forever bar every released Claim, whether known or unknown to such Party at this time or discovered later, as stated more fully above. Each Party understands and acknowledges that there are laws that may invalidate releases of claims that are unknown to the releasing party. Each Party hereby expressly waives any protection to which such Party may otherwise be entitled against the Releasees by virtue of any such law. In particular, and not by way of limitation, each Party represents and acknowledges that such Party is familiar with Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of

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executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each Party hereby waives and relinquish any rights or benefits, which such Party has or may have under Section 1542 of the California Civil Code or any similar applicable law of any state. In waiving the application of these laws, each Party acknowledges that such Party may hereafter discover facts or claims in addition to those now known to such Party, but that such Party has taken that possibility into account in determining the consideration to be given and received under this Modification Agreement. This general release shall remain in effect, notwithstanding the discovery or existence of any such additional facts or claims.

7. Indemnification and Insurance.

(a) Without limiting any other rights available to the ROC Indemnified Parties (hereinafter defined) TPCO and its affiliated entities (the “TPCO Entities”) shall indemnify, defend and hold ROC and its affiliates (and each of their respective members, managers, directors, officers, employees, agents and affiliates, as applicable, collectively, the “ROC Indemnified Parties”) harmless from and against any and all obligations, damages, losses, expenses (including reasonable outside attorneys’ fees), causes of action, claims or demands (collectively, “Losses”) incurred by such ROC Indemnified Parties arising from any third-party demands, claims, actions, causes of action, suits, proceedings, investigations or inquiries, or any settlement thereto, and all related expenses, including, but not limited to, all litigation expenses (including reasonable outside attorneys’ fees and court costs) (all of the foregoing, collectively, “Claims”) that arise from or in connection with the business or other activities of the TPCO Entities (or any of them), past, present or future except to the extent caused by gross negligence or willful misconduct of any ROC Indemnified Party. If ROC becomes aware of any circumstances of any Claim that might or does give rise to a claim for indemnification, then ROC shall promptly notify TPCO in writing of any such cause of action, claim or demand, and TPCO shall take control of the defense and investigation of such Claim and employ counsel reasonably acceptable to ROC, at TPCO’s sole cost and expense. Failure or delay in providing such notice shall not relieve TPCO of its indemnification obligations, except to the extent TPCO demonstrates that the defense or settlement of the Claim has been prejudiced thereby. TPCO may settle a Claim without the prior written consent of the ROC Indemnified Party, provided TPCO will not enter into any settlement that (i) provides for any relief other than the payment of monetary damages payable solely by TPCO, (ii) includes an admission of wrongdoing on the part of any ROC Indemnified Party or (iii) does not include as an unconditional term thereof the giving by the third-party claimant to the ROC Indemnified Party of a release from all liability in respect thereof. The ROC Indemnified Party will have the right, but not the obligation, to employ separate counsel and participate in the defense of any such Claim at its sole cost (unless such separate counsel is required due to a conflict of interest with TPCO’s counsel, in which case the TPCO shall indemnify and reimburse the ROC Indemnified Party for the cost of its separate counsel). If TPCO does not confirm agreement to conduct the defense on behalf of the ROC Indemnified Party at its sole cost within thirty (30) days following ROC’s request therefor, the ROC Indemnified Party may defend against such Claim and consent to the entry of any judgment in each case in consultation with TPCO; provided that the ROC Indemnified Party shall in no event settle any Claim without the prior consent of TPCO, such consent not to be unreasonably withheld, conditioned or delayed. TPCO shall pay for reasonable expenses to the ROC Indemnified Party on reasonable intervals as an integral part of its indemnification obligations hereunder. The obligations of the TPCO Entities under this Section 7(a) shall survive for a period of five (5) years and the TPCO Entities shall have no indemnification obligations under this Agreement with respect to any Claims that first arise after the five (5)-year anniversary of this Agreement. For the avoidance of doubt, the obligations in this Section 7(a) shall continue to apply after the end of such five (5)-year period with respect to any Claims arising during such five (5)-year period.

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(b) TPCO shall maintain, and cause its affiliates to maintain, insurance with respect to its businesses and operations for a period of not fewer than two (2) years following the date hereof in amounts and with coverages that are not materially less than that in effect on the date hereof and shall provide evidence thereof on request. The ROC Indemnified Parties and their successors and assigns shall be listed as an additional insured on such policies.

8. Mutual Representations. Each Party hereby represents and warrants to the other that (a) it has the power, authority and right to enter into this Modification Agreement; (b) it has duly executed and delivered this Modification Agreement, and it constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms; and (c) it (i) knows of no Claims against the other Parties relating to or arising out of the Agreement that are not covered by the release contained in Section 6 and (ii) has neither assigned nor transferred any of the Claims released herein to any person or entity and no person or entity has subrogated to or has any interest or rights in any Claims. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 7 OF THIS MODIFICATION AGREEMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT, IN ENTERING INTO THIS TERMINATION AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY ANY OF THE OTHER PARTIES, OR ANY OTHER PERSON ON SUCH OTHER PARTY'S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 7. The Parties declare that except as expressly set forth herein, no representation concerning the nature and extent of the matters covered by and released by this agreement by any other Party or any attorney, agent, or other representative acting on behalf of Parties, nor any representation by them regarding the nature and extent of the legal liability or financial responsibility of Parties, has induced them to make this settlement or enter into this Modification Agreement. In deciding to enter into this Modification Agreement, Parties declare that they have had the opportunity to ask all questions, review all documents and make all investigations into facts that they have deemed necessary to enter into this Modification Agreement, and have taken into consideration and ascertained the possibility of the foregone amounts hereunder and any other unascertained compensatory, exemplary, punitive, or statutory damages. The Parties agree that they are

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entering into this Modification Agreement as a resolution of all unknown and unanticipated damages resulting from the Agreement and the matters and circumstances in connection therewith, or otherwise arising between the Parties whether known or unknown, and the Parties agree that they are executing this Modification Agreement and consummating the transactions contemplated hereby as a resolution of all possible damages that could be awarded to the Parties. Each Party acknowledges that either he/it or his/its authorized agent(s) has read the foregoing, understands its contents, has had the opportunity to discuss its contents with counsel of their own choosing, and has signed this Modification Agreement of his/its own voluntary act.

9. Public Announcements. The parties will cooperate and coordinate public announcement of this Modification Agreement and the revised relationship between the parties with agreed quotes from Desiree Perez and JAY-Z, and mutually agreed upon, embargoed story with interview participation from JAY-Z, with such story to be released through mutually agreed initial outlet (collectively, the “Initial Press”) which initial Press is in the form of Exhibit A attached hereto. Except as provided above, no announcement or disclosure of discussions concerning the transaction described in this Modification Agreement, or any of the other matters covered by this Modification Agreement, shall be made without the prior approval of all Parties; provided, however, that in the event that a Party is advised by legal counsel that disclosure is required under applicable laws (including, without limitation, the laws of any Trading Market (as defined below)), it may make such disclosure to the most limited extent necessary to comply with such laws, and, to the extent practicable, it shall inform the other Party as much in advance as practical as to the timing and contents of the proposed disclosure and shall (to the extent permissible at law) limit the disclosure as requested by such other Party. For purposes hereof, the term “Trading Market” means the NEO Exchange Inc., or any successor, replacement or additional exchange on which the Common Shares of TPCO are then listed and which constitutes the principal trading market for the Common Shares of TPCO and any exchange on which ROC shares or those of its parent companies are listed.

10. Tax Matters.

(a) For U.S. federal (and applicable state and local) and non-U.S. tax purposes: (i) the transactions contemplated by this Modification Agreement shall be treated as a transfer of 4,865,939 shares of common stock of TPCO in exchange solely for the release by TPCO of ROC from certain of its obligations with respect to the Strategic Relationship as set forth in this Modification Agreement and (ii) TPCO shall not (and shall cause its affiliates not to) report any income of or amount payable to any of ROC or any of its respective affiliates in connection with or as a result of the transactions contemplated pursuant to this Modification Agreement.

(b) Each of the Parties shall prepare and file (and cause its affiliates to prepare and file) all tax returns in a manner consistent with this Section 9. No Party shall take (and each of the Parties shall cause its affiliates not to take) any tax position on any tax return, in any audit or proceeding before any taxing authority, in any report made for tax, or otherwise inconsistent with this Section 9, in each case unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended. In the event that any taxing authority disputes the tax treatment set forth in this Section 9, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning the resolution of such dispute and use reasonable best efforts to contest such dispute in a manner consistent with this Section 9.

11. Restrictive Covenants. ROC acknowledges that, during the Restricted Period, (a) it will remain subject to the restrictive covenants set forth in Exhibit A to the Agreement and (b) it will not coordinate, directly or indirectly, the sale of Cannabis products under the “Monogram” brand or any other brand (the “Restrictions”). ROC hereby represents and warrants to TPCO that it is not currently engaged in, or in discussions with any third party regarding, any of the restricted activities outlined in the Restrictions. For purposes hereof, the term “Cannabis” shall mean consumable or topical cannabis, hemp, marijuana, CBD, THC and any other cannabinoids or any synthetic (i.e., human-made) productions of the foregoing, including, without limitation, flower, pre-rolls, vape, extracts, concentrates and specialty beverages and edibles, and related products and accessories which are competitive with the products sold by TPCO or its affiliates on the date hereof.

12. Miscellaneous.

(a) This Modification Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Modification Agreement or the negotiation, execution or performance of this Modification Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Modification Agreement) will be governed by and construed in accordance with the internal laws of the state of Delaware applicable to agreements executed and performed entirely within such State.

(b) This Modification Agreement and each of the terms and provisions hereof may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party hereto.

(c) No Party may assign, transfer or delegate any or all of its rights or obligations under this Modification Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except that either Party may assign its rights and obligations to any successor to its business (whether by merger, sale or otherwise). No assignment will relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing will be null and void. This Modification Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns.

(d) This Modification Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Modification Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Modification Agreement.

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(e) For purposes of this Modification Agreement, (i) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”;

(ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Modification Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Modification Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(f) The headings in this Modification Agreement are for reference only and do not affect the interpretation of this Modification Agreement.

(g) If any term or provision of this Modification Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Modification Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(h) This Modification Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Modification Agreement as of the date first written above.

ROC NATION LLC

By:	/s/ Desiree Perez
Name:	Desiree Perez
Title:	CEO

TPCO HOLDING CORP.

By:	/s/ Troy Datcher
Name:	Troy Datcher
Title:	CEO

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EXHIBIT A

To be mutually agreed

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